PK Kirk, Inc.

9245 Laguna Springs Drive

Suite 200

Elk Grove, CA 95624

April 19, 2021

Re: Regulation A Tier II Offering Circular on Form 1-A

        You have advised me that PK Kirk, Inc. (the "Company"), a California corporation, is filing with the Securities and Exchange Commission a Regulation A Tier II Offering on Form 1-A/A (the "Offering Circular ") with respect to 5,000,000 shares of common stock of the Company with a par value per share of $0.001("Shares"). As legal counsel to the Company, you have requested me to furnish you with my opinion as to the legality of such Shares as shall be offered by the Company pursuant to the Offering Circular.

        I have examined the Company's Articles of Incorporation, as amended, its Bylaws, and the resolutions of the Company's Board of Directors, with respect to the matters relating to the Offering Statement. I have also examined such other corporate records of the Company, as I have deemed relevant and necessary, and have also considered such questions of law, as I have deemed relevant and necessary as a basis for the opinion expressed herein. I have, for the purposes of this opinion, assumed the genuineness and authenticity of all signatures on documents provided to me by the Company, and the authenticity of all documents and records submitted to me by the Company, including any copies thereof as being conforming to the originals thereof.

        Based upon and subject to the foregoing qualifications expressed herein, I am of the opinion that under the laws of the state of California, the Shares of common stock offered and sold pursuant to the Offering Circular will be, when sold, be legally issued, fully paid, and non-assessable.

This opinion is being furnished to the Company solely in connection with the Company's filing of the Offering Circular with the Securities and Exchange Commission, and I hereby consent to the use of this opinion as an exhibit thereto. I also hereby consent to the use of my name under the heading "Interests of Named Counsel" in the prospectus which forms a part of the Offering Circular.  This opinion may not be relied upon, used by, or distributed to any person or entity for any purpose other than that expressly set forth herein without our prior express written consent.

Sincerely yours,

/s/ Kaliah Kirkland

Attorney at Law

9245 Laguna Springs Drive, Suite 200, Elk Grove, CA, 95758 | 916.826-6188 | kaliah@kkirklandlaw.com